SUPPLEMENT DATED SEPTEMBER 23, 2010

to

PROSPECTUSES DATED MAY 1, 2007
FOR SUN LIFE FINANCIAL MASTERS REWARD NY
AND SUN LIFE FINANCIAL MASTERS SELECT NY

ISSUED BY SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
SUN LIFE (N.Y.) VARIABLE ACCOUNT C

This supplement describes certain changes we are making in the features that are available under the Contracts covered by the above-listed prospectuses. All capitalized terms used in this Supplement have the same meaning as defined in the Prospectuses.

CLOSING OF NEW ALLOCATIONS TO GUARANTEE PERIODS

Effective September 23, 2010, we will no longer accept any additional amounts to be invested in or allocated to any Guarantee Periods. This applies to all Contracts, whether issued before or after that date and the only exception is as discussed below under “Use of Guarantee Periods in Connection With Dollar-Cost Averaging.”

Under this change, all Guarantee Periods will be closed to new amounts from any source, including: initial or subsequent Payments you may make (including Payments directed into our Secured Future Program); transfers of Account Value into a Guarantee Period from any other Guarantee Period or Sub-Account; renewals at the end of an existing Guarantee Period; and any other amounts.

Any of your Account Value that is already being held in a Guarantee Period at September 23, 2010, will not be affected by our closing the Guarantee Periods to new amounts. At the end of that Guarantee Period we will automatically transfer all of your Account Value remaining therein to the Money Market Sub-Account, if you have not by that time requested that we transfer all of such amounts to any other Sub-Account(s).

Because, commencing September 23, 2010, we will not be offering any new Guarantee Periods in connection with our Secured Future Program, that program will no longer be available to anyone who is not already participating in it on that date.

Although we have the discretion to once again accept allocations into new Guarantee Periods, we do not have any current intention to do so, except as noted below.

USE OF GUARANTEE PERIODS IN CONNECTION WITH DOLLAR-COST AVERAGING

We are continuing to permit new Purchase Payments to be allocated to 6-month and 12-month Guarantee Periods from which automatic periodic transfers can be made pursuant to our dollar-cost averaging program.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

MVA Closing Reward/Select NY 9/2010